Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
LegalZoom.com, Inc.
Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share, to be issued pursuant to future awards under the 2021 Equity Incentive Plan	457(a)	9,426,923	$10.73 (3)	$101,150,883.79 (3)	$147.60 per $1,000,000	$14,929.87
Equity	Common Stock, par value $0.001 per share to be issued pursuant to future awards under the 2021 Employee Stock Purchase Plan	457(a)	2,828,077	$9.12 (4)	$25,792,062.24 (4)	$147.60 per $1,000,000	$3,806.91
Total Offering Amounts			12,255,000		$126,942,946.03		$18,736.78
Total Fee Offsets							$0
Net Fee Due							$18,736.78

(1)	In addition to the number of shares of the common stock, par value $0.001 per share (the “Common Stock”), of the Registrant stated above, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)
Represents additional shares of Common Stock that were automatically added to the shares reserved for future issuance under the Registrant’s 2021 Equity Incentive Plan and 2021 Employee Stock Purchase Plan (together, the “Plans”) pursuant to certain provisions of the Plans that provide for an automatic increase in the share reserve each year in accordance with a formula set forth in the applicable Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on the Nasdaq Global Select Market on February 23, 2024.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on the Nasdaq Global Select Market on February 23, 2024 multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 Employee Stock Purchase Plan.